Exhibit 5.1

January 21, 2014

E2open, Inc.

4100 East Third Avenue, Suite 400

Foster City, CA 94404

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to E2open, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a registration statement on Form S-3 (No. 333-193346), as amended (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended. The Registration Statement relates to the registration of the sale by the Company of shares of the Company’s common stock, par value $0.001 per share (the “Shares”), of which up to 2,107,038 will be issued and sold by the Company and up to 1,527,601 shares will be sold by certain selling stockholders (the “Selling Stockholders”) (including up to 474,082 shares issuable upon exercise of an over-allotment option granted by certain Selling Stockholders). We understand that the Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to an underwriting agreement, substantially in the form of which is filed as an exhibit to the Registration Statement, to be entered into by and among the Company, the Selling Stockholders and the underwriters (the “Underwriting Agreement”).

In arriving at our opinion expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and applicable judicial decisions interpreting those laws) and the federal laws of the United States of America.

On the basis of the foregoing, we are of the opinion, that (1) the Shares to be issued and sold by the Company have been duly authorized and, when such Shares are issued and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable, and (2) the Shares to be sold by the Selling Stockholders have been duly authorized and are validly issued, fully paid and are nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.